Exhibit 99.2

September 9, 2008

China Time Share Media Co. Ltd.

Dayu Building

No. 312 Long Zhua Shu, Xiao Hong Men

Chaoyang District, Beijing 100078

People’s Republic of China

Dear Sir or Madam:

We are qualified lawyers of the People’s Republic of China (which, for the purposes of this opinion, excludes the Hong Kong and Macau Special Administrative Regions and Taiwan) (the “PRC”) and as such are qualified to issue this opinion on the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as of the date hereof. We have acted as PRC legal counsel for Time Share Media Co., Ltd. (the “Company”), a company incorporated in October 2006 under the laws of the Cayman Islands.

In connection with the initial public offering (the “Offering”) of American Depositary Shares (the “ADSs”), each representing ordinary shares, par value US$0.0001 per share (the “Shares”), of the Company, and the proposed listing and trading of the ADSs representing the Shares on the Nasdaq Global Market and the confidential filing of the Company’s registration statement on Form F-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), you have requested us to furnish an opinion to you as to the matters set forth below. For purposes of this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have considered the PRC laws, rules and regulations that may be relevant to the interpretation of the M&A Rules (as defined below).

As used herein, “Governmental Agencies” means any court, governmental agency or body or any stock exchange authorities of the PRC; “Governmental Authorizations” means all governmental authorizations, licenses, registrations, filings, consents, approvals, certificates, permits or orders of or with any PRC Governmental Agencies; “PRC Laws” means all applicable laws, regulations, rules, orders, decrees, guidelines judicial interpretations, public policies and other legislation of the PRC in effect on the date of this opinion.

For the purposes of this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we consider necessary or appropriate. In examining these documents, we have made the following assumptions:

(a)	that all documents provided to us as originals are authentic and all documents submitted to us as copies conform to their originals;

(b)	that all documents have been validly authorized, executed and delivered by all of the parties thereto, except for the authorization, execution and delivery of the Contracts (as defined below) which are subject to our opinions set forth below; and

(c)	that the signatures, seals and chops on the documents submitted to us are genuine.

In addition, we have assumed and have not verified the accuracy as to factual matters of each document and confirmations we have received (including, without limitation to, the accuracy of the representations and warranties of the Company, Xi’an Time Share Technology Co. Ltd (“Xi’an Time Share”) and Chengdu Time Share Technology Co. Ltd (“Chengdu Time Share”, collectively with Xi’an Time Share, the “PRC Subsidiaries”)) and Sichuan Time Share Advertising Media Co., Ltd (“Sichuan Time Share”).

Based on the foregoing examinations and assumptions and our review of the relevant documents, we are of the opinion that:

1.	The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and were jointly promulgated by six PRC regulatory agencies on August 8, 2006, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange, among other things, provide that an offshore special purpose vehicle (“SPV”) formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On December 14, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings (together with the M&A Rules, the “M&A Rules and Related Clarifications”). As of the date hereof, the CSRC has not issued any definitive rule or interpretation concerning whether offerings with the restructuring as described in the Registration Statement are subject to the procedure set forth in the M&A Rules and Related Clarifications.

2.	Due to the following reasons including: (i) CSRC has not promulgated any guidance on the applications and acceptance procedure for those matters which do not fall within the applicable scope of the M&A Rules and Related Clarifications, (ii) the Company’s 100%-owned PRC subsidiaries, Xi’an Time Share and Chengdu Time Share, were established as foreign-invested enterprises by means of foreign direct investments from their incorporation and were not converted into foreign-invested enterprises through merger or acquisition of PRC domestic enterprises which is governed by the M&A Rules and Related Clarifications and (iii) the Company and the PRC Subsidiaries do not hold any equity interest in Sichuan Time Share or any of its subsidiaries (the “STS Subsidiaries”), the M&A Rules and Related Clarifications do not require the Company to obtain the approval of the CSRC in connection with the issuance and sale of the ADSs and the Shares, the listing and trading of the ADSs on the Nasdaq Global Market, or the consummation of the transactions contemplated by the Registration Statement, and the CSRC approval is not required in the context of this Offering.

3.	The issuance and sale of the ADSs and the Shares, the listing and trading of the ADSs on the Nasdaq Global Market and the consummation of the transactions contemplated by the Registration Statement do not violate, breach, contravene or otherwise conflict with the M&A Rules and Related Clarifications.

4.	No Governmental Authorization is required for the issuance and sale of the ADSs and the Shares by the Company, the listing and trading of ADSs on the Nasdaq Global Market and the consummation of the transactions contemplated by the Registration Statement.

5.

The corporate structures (the “Corporate Structures”) of the Company, the PRC Subsidiaries, Sichuan Time Share and the STS Subsidiaries as set forth in the Registration Statement under the section “Our Corporate Structure and History”, are in compliance with all applicable PRC Laws; and the contractual arrangements (the “Contractual Arrangements”) among Chengdu Time Share, Sichuan Time Shares and the shareholders of Sichuan Time Share and the restructuring to establish our Corporate Structures (the “Restructuring”), each as described in the Registration Statement under the section “Corporate History and Structure” are legal, valid, binding and enforceable, and do not violate, breach, contravene or otherwise conflict with any applicable PRC Laws, including the M&A Rules and Related Clarifications; and subject to paragraphs 10 and 11 below, no Governmental Authorizations other than those already obtained are required under the existing PRC Laws for the Corporate Structures, the Contractual Arrangements and the Restructuring; and to the best of our knowledge after due inquiry, none of the Corporate Structures, the Contractual Arrangements and the Restructuring have been challenged by any Governmental Agency, and there are no legal, arbitration, governmental or other legal proceedings (including, without limitation, governmental investigations or inquiries) pending before or threatened or contemplated by any Governmental Agency in respect of the Corporate Structures, the Contractual Arrangement and the Restructuring.

6.	Each of the PRC Subsidiaries has been duly organized and is validly existing as a wholly-foreign owned enterprise with limited liability under the PRC Laws and its business license is in full force and effect; and each of the PRC Subsidiaries has full power and authority (corporate or other) and, except as disclosed in the Registration Statement, has obtained all Governmental Authorizations required for the conduct of its business and has the legal right and authority to conduct its business in the manner presently conducted and as described in the Registration Statement. For the avoidance of doubt, this paragraph shall not be interpreted to affect the validity of the opinions set forth in paragraphs 2, 3, 4, 5 and 11.

7.	Each of Sichuan Time Share and the STS Subsidiaries has been duly organized and is validly existing as a limited liability company under the PRC Laws and its business license is in full force and effect; and each of Sichuan Time Share and the STS Subsidiaries has full power and authority (corporate or other) and, except as disclosed in the Registration Statement, has obtained all Governmental Authorizations required for the conduct of its business and has the legal right and authority to conduct its business in the manner presently conducted and as described in the Registration Statement. For the avoidance of doubt, this paragraph shall not be interpreted to affect the validity of the opinions set forth in paragraphs 2, 3, 4, 5 and 11.

8.	Each of the PRC Subsidiaries, Sichuan Time Share, the shareholders of Sichuan Time Share and the STS Subsidiaries has the legal right and full power and authority to enter into and perform its obligations under each of the contracts (the “Contracts”) under the contractual arrangements described in the Registration Statement under the section “Our Corporate Structure and History” to which it is a party; and each of the PRC Subsidiaries, Sichuan Time Share and the STS Subsidiaries has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Contract to which it is a party; and each Contract to which each of the PRC Subsidiaries, Sichuan Time Share, the shareholders of Sichuan Time Share and the STS Subsidiaries is a party constitutes a valid and legally binding obligation to each such party under the PRC Laws, enforceable in accordance with its terms, except as disclosed in the Registration Statement and subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

9.	The execution and delivery by each of the PRC Subsidiaries, Sichuan Time Share, the shareholders of Sichuan Time Share and the STS Subsidiaries of the Contracts to which it is a party, and the performance by each of the PRC Subsidiaries, Sichuan Time Share, the shareholders of Sichuan Time Share and the STS Subsidiaries of its obligations thereunder, and the consummation by each of the PRC Subsidiaries, Sichuan Time Share, the shareholders of Sichuan Time Share and the STS Subsidiaries of the transactions contemplated therein will not: (A) to the best of our knowledge after due inquiry, conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC laws by which it is bound or to which any of its properties or assets are subject; (B) as to each of the PRC Subsidiaries, Sichuan Time Share and the STS Subsidiaries, result in any violation of any provision of its articles of association or other constituent documents or business license; or (C) result in any violation of any of the PRC laws.

10.	Each of the Contracts is, and all the Contracts taken as a whole are, legal, valid, enforceable and admissible as evidence under the PRC Laws and is binding on the respective parties thereto; each of the Contracts is in proper legal form under the PRC Laws for the enforcement thereof against each of the PRC Subsidiaries, Sichuan Time Share, shareholders of Sichuan Time Share and the STS Subsidiaries, as the case may be, in the PRC without further action by any of the PRC Subsidiaries, Sichuan Time Share, shareholders of Sichuan Time Share and the STS Subsidiaries; and except as described in the Registration Statement, all required filings and recordings in respect of the Contracts have been performed to ensure the legality, validity, enforceability or admissibility in evidence of each of the Contracts in the PRC. It is not necessary that any stamp or similar tax be paid on or in respect of any Contract.

11.	No Governmental Authorizations are required to be obtained for the performance by any of the parties thereto of their obligations, or for the transactions contemplated under the Contracts other than those already obtained; except that any exercise by Chengdu Time Share of its rights under the Option Agreement dated November 10, 2006 by and among Chengdu Time Share and the shareholders of Sichuan Time Share will be subject to: (a) the approval of and/or registration with the Ministry of Commerce or its branches and administration of industry and commerce for the resulting equity transfer if such transfer is to foreign investors or foreign-invested enterprises; and (b) the exercise price for equity transfer under the Option Agreement must comply with relevant PRC Laws, including the requirement that the exercise price for such equity transfer to reflect the appraised value at the time of the exercise, as determined by an appraiser qualified to perform such appraisals.

12.	Notwithstanding the opinions set forth in paragraphs 2, 3, 4, 5, 9 and 10, it is uncertain how the PRC Laws, including the M&A Rule and Related Clarifications will be interpreted or implemented and we therefore do not rule out the possibility that the Governmental Agencies may have different opinions from our opinion set forth in paragraphs 2, 3, 4, 5, 9 and 10 above. Furthermore, this opinion is rendered on the basis of the PRC Laws effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future.

13.	Our opinion set forth under the section “Enforceability of Civil Liabilities” in the Registration Statement is confirmed.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of and references to our name under the sections entitled “Risk Factors”, “Our Corporate Structure and History”, “Regulation”, “Taxation”, “Enforcement of Civil Liabilities”, “Legal Matters” and “Experts” in the Registration Statement, filed by China Time Share Media Co. Ltd. with the Commission under the Securities Act of 1933, as amended.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

Yours faithfully,

/s/ King & Wood

King & Wood PRC Lawyers

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